Exhibit 10.1
Caldera Pharmaceuticals, Inc.
EMPLOYMENT AGREEMENT

Agreement made this 25 day of October, 2006, between Caldera Pharmaceuticals, Inc., a Delaware corporation (hereinafter referred to as “Company") and Benjamin Warner, hereinafter referred to as “Employee.”

In consideration of the mutual covenants and agreements hereinafter set forth, the Company and Employee agree as follows:

1. Term of Employment. The term of employee’s employment shall commence on January 1, 2006, and shall continue until terminated as provided for herein.

(a) Duties & Responsibilities. Employee will report directly to the company Board of Directors. Employee will have the responsibilities and duties of Chief Executive as well as other duties on behalf of the company as assigned by the Board of Directors.

2. Compensation.

(a) Base Salary. Employee shall be paid a base salary ("Base Salary") at an annual rate of payable in bi-weekly installments consistent with Company's payroll practices and subject to all applicable employment and withholding taxes.

(b) Bonus. Employee shall also be entitled to a bonus determined at the sole discretion of Company’s Board of Directors.

3. Other Employment Benefits.

(a) Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Employee shall be entitled to reimbursement for business - expenses duly incurred by Employee in the performance of his duties under this Agreement.

(b) Benefit Plans. Employee shall be entitled to participate in the Company's medical and dental plans, life and disability insurance plans, and retirement plans pursuant to their terms and conditions. Employee shall be entitled to any other benefit plan of the Company to its employees during the term of this Agreement. Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program from time to time.

(c) Vacation. Employee shall be entitled to fifteen (15) days of vacation each year of full employment, exclusive of legal holidays, as long as the scheduling of Employee's vacation does not interfere with the Company's normal business operations.

(d) Holidays. Employee shall be entitled to twelve (12) holidays designated by Company.

4. Confidentiality. Employee agrees to protect Employers confidential information as set out in the attached Employee Confidentiality Agreement.

5. Termination of Employment

(a) For Cause. Notwithstanding anything herein to the contrary, the Company may terminate Employee’s employment hereunder for cause for any one of the following reasons: (1) conviction of a felony, any act involving moral turpitude, or a misdemeanor where imprisonment is imposed, (2) commission of any act of theft, fraud, dishonesty. or falsification of any employment or Company records, (3) improper disclosure of the Company’s confidential or proprietary information, (4) any action by the Employee that has a detrimental on the Company's reputation or business, (5) Employee’s failure or inability to perform any reasonable assigned duties after written notice the Company of. and a reasonable opportunity to cure, such failure or inability, (6) any breach of this Agreement, which breach is not cured within ten (10) days following written notice of such breach, (7) a course of conduct amounting to gloss incompetence. (8) chronic and unexcused absenteeism, (9) unlawful appropriation of a corporate opportunity, or (10) misconduct in connection with the performance of any of Employee’s duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company or any violation of law or regulations on Company premises or to which the Company is subject. Upon termination of Employee's employment with the Company for cause, the Company shall be under no further obligation to Employee, except to pay all accrued but unpaid base salary and accrued vacation to the date of termination thereof.

(b) Without Cause. The Company may terminate Employee's employment hereunder ax any time without cause by unanimous vote of the Board of Directors, provided, however, that Employee shall be entitled to severance pay in the amount of 3 months of Base Salary in addition to accrued but unpaid Base Salary and accrued vacation, less deductions required by law.

6. Intellectual property. All intellectual property (inventions, parents, copyrighted material, secrets, etc.) generated by Employee in the course of work for Company shall be owned solely by Company.

7. This agreement shall be construed in accordance with the statutes of the State of New Mexico, USA.

Caldera Pharmaceuticals, Inc.	Employee
Print Name: Sigmund Eisenschenk	Print Name: Benjamin Warner
[Signed] /Sigmund Eisenschenk/	[Signed] /Benjamin Warner/
Date 10/25/06	Date 10/26/06